                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(b)

                              (AMENDMENT NO. __)(1)


                             Juniper Networks, Inc.
------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                                  COMMON STOCK
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    48203R104
------------------------------------------------------------------------------
                                 (CUSIP Number)

         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:

         / / Rule 13d-1(b)

         / / Rule 13d-1(c)

         /X/ Rule 13d-1(d)

--------------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 48203R104                 13G                    Page 2 of 19 Pages

      1        NAME OF REPORTING PERSONS
               S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                        KLEINER PERKINS CAUFIELD & BYERS VII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VII") 94-3201863

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A
               GROUP*                                   (a)  / /     (b) /X/

      3        SEC USE ONLY

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

                        CALIFORNIA LIMITED PARTNERSHIP

                                  5   SOLE VOTING POWER                      0
       NUMBER OF SHARES
  BENEFICIALLY OWNED BY EACH
     REPORTING PERSON WITH        6   SHARED VOTING POWER           10,557,423

                                  7   SOLE DISPOSITIVE POWER                 0

                                  8   SHARED DISPOSITIVE POWER      10,557,423

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH          10,557,423
               REPORTING PERSON

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                / /
               EXCLUDES CERTAIN SHARES*

     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9           20.4%

     12        TYPE OF REPORTING PERSON*                                    PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 48203R104                 13G                    Page 3 of 19 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                      KPCB VII ASSOCIATES, L.P., A CALIFORNIA
                      LIMITED PARTNERSHIP ("KPCB VII ASSOCIATES") 94-3203783

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                     (a) / /     (b) /X/

     3       SEC USE ONLY

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      CALIFORNIA LIMITED PARTNERSHIP

                                5      SOLE VOTING POWER                     0
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY         6      SHARED VOTING POWER
  EACH REPORTING PERSON
         WITH                          10,828,125 shares of which 10,557,423
                                       shares are directly held by KPCB VII and 270,702 shares are directly held by KPCB
                                       Information Sciences Zaibatsu Fund II,
                                       L.P., a California limited partnership
                                       ("KPCB ZF II"). KPCB VII Associates is
                                       the general partner of KPCB VII and KPCB
                                       ZF II.

                                7      SOLE DISPOSITIVE POWER               0

                                8      SHARED DISPOSITIVE POWER

                                       10,828,125 shares of which 10,557,423
                                       shares are directly held by KPCB VII and 270,702 shares are directly held by KPCB ("KPCB ZF II"). KPCB VII Associates is the general partner of KPCB VII and KPCB ZF II.

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY                10,828,125
             EACH REPORTING PERSON

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES        / /
             CERTAIN SHARES*

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            20.9%

    12       TYPE OF REPORTING PERSON*                                     PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 48203R104                 13G                    Page 4 of 19 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                      BROOK BYERS

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                     (a) / /     (b) /X/

     3       SEC USE ONLY

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      UNITED STATES

                                5      SOLE VOTING POWER                    -0-

        NUMBER OF
          SHARES                6      SHARED VOTING POWER
       BENEFICIALLY                    10,903,125 shares of which 10,557,423
         OWNED BY                      shares are directly held by KPCB VII and
           EACH                        270,702 shares are directly held by KPCB
        REPORTING                      ZF II and 75,000 shares are directly held
       PERSON WITH                     by KPCB IX Associates, LLC a California
                                       limited liability company ("KPCB IX
                                       Associates"). KPCB VII Associates is the general partner of KPCB VII and KPCB ZF
                                       II. Mr. Byers is a general partner of
                                       KPCB VII Associates and KPCB IX
                                       Associates. Mr. Byers disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII, KPCB ZF II and KPCB
                                       IX Associates.

                                7      SOLE DISPOSITIVE POWER               -0-

                                8      SHARED DISPOSITIVE POWER
                                       10,903,125 shares of which 10,557,423
                                       shares are directly held by KPCB VII and 270,702 shares are directly held by KPCB ZF II and 75,000 shares are directly held by KPCB IX Associates, LLC. KPCB VII Associates is the general partner of KPCB VII and KPCB ZF II. Mr. Byers is a general partner of KPCB VII Associates and KPCB IX Associates, LLC. Mr. Byers disclaims beneficial ownership of the shares held directly by KPCB VII, KPCB ZF II and KPCB IX Associates.

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        10,903,125

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                   / /
             EXCLUDES CERTAIN SHARES*

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              21.1%

    12       TYPE OF REPORTING PERSON*                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 48203R104                 13G                    Page 5 of 19 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                      KEVIN COMPTON

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                     (a) / /     (b) /X/

     3       SEC USE ONLY

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      UNITED STATES

                                5      SOLE VOTING POWER                   -0-

        NUMBER OF
          SHARES                6      SHARED VOTING POWER
       BENEFICIALLY                    10,903,125 shares of which 10,557,423
         OWNED BY                      shares are directly held by KPCB VII and
           EACH                        270,702 shares are directly held by KPCB
        REPORTING                      ZF II and 75,000 shares are directly held
       PERSON WITH                     by KPCB IX Associates, LLC a California
                                       limited liability company ("KPCB IX
                                       Associates"). KPCB VII Associates is the general partner of KPCB VII and KPCB ZF
                                       II. Mr. Compton is a general partner of
                                       KPCB VII Associates and KPCB IX
                                       Associates. Mr. Compton disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII, KPCB ZF II and KPCB
                                       IX Associates.

                                7      SOLE DISPOSITIVE POWER             -0-

                                8      SHARED DISPOSITIVE POWER
                                       10,903,125 shares of which 10,557,423
                                       shares are directly held by KPCB VII and 270,702 shares are directly held by KPCB ZF II and 75,000 shares are directly held by KPCB IX Associates. KPCB VII Associates is the general partner of KPCB VII and KPCB ZF II. Mr. Compton is a general partner of KPCB VII Associates and KPCB IX Associates. Mr. Compton disclaims beneficial ownership of the shares held directly by KPCB VII, KPCB ZF II and KPCB IX Associates.

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       10,903,125

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                  / /
             EXCLUDES CERTAIN SHARES*

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             21.1%

    12       TYPE OF REPORTING PERSON*                                      IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 48203R104                 13G                    Page 6 of 19 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                      L. JOHN DOERR

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                     (a) / /     (b) /X/

     3       SEC USE ONLY

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      UNITED STATES

                                5      SOLE VOTING POWER                   -0-
        NUMBER OF
          SHARES                6      SHARED VOTING POWER
       BENEFICIALLY                    10,903,125 shares of which 10,557,423
         OWNED BY                      shares are directly held by KPCB VII and
           EACH                        270,702 shares are directly held by KPCB
        REPORTING                      ZF II and 75,000 shares are directly held
       PERSON WITH                     by KPCB IX Associates, LLC a California
                                       limited liability company ("KPCB IX
                                       Associates"). KPCB VII Associates is the general partner of KPCB VII and KPCB ZF
                                       II. Mr. Doerr is a general partner of
                                       KPCB VII Associates and KPCB IX
                                       Associates. Mr. Doerr disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII, KPCB ZF II and KPCB
                                       IX Associates.

                                7      SOLE DISPOSITIVE POWER              -0-

                                8      SHARED DISPOSITIVE POWER
                                       10,903,125 shares of which 10,557,423
                                       shares are directly held by KPCB VII and 270,702 shares are directly held by KPCB ZF II and 75,000 shares are directly held by KPCB IX Associates. KPCB VII Associates is the general partner of KPCB VII and KPCB ZF II. Mr. Doerr is a general partner of KPCB VII Associates and KPCB IX Associates. Mr. Doerr disclaims beneficial ownership of the shares held directly by KPCB VII, KPCB ZF II and KPCB IX Associates.

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                       10,903,125

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                  / /
             EXCLUDES CERTAIN SHARES*

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             21.1%

    12       TYPE OF REPORTING PERSON*                                      IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 48203R104                 13G                    Page 7 of 19 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                      WILLIAM R. HEARST III

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                     (a) / /     (b) /X/

     3       SEC USE ONLY

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      UNITED STATES

                                5      SOLE VOTING POWER                -0-

        NUMBER OF
          SHARES                6      SHARED VOTING POWER
       BENEFICIALLY                    10,903,125 shares of which 10,557,423
         OWNED BY                      shares are directly held by KPCB VII and
           EACH                        270,702 shares are directly held by KPCB
        REPORTING                      ZF II and 75,000 shares are directly held
       PERSON WITH                     by KPCB IX Associates, LLC a California
                                       limited liability company ("KPCB IX
                                       Associates"). KPCB VII Associates is the general partner of KPCB VII and KPCB ZF
                                       II. Mr. Hearst is a general partner of
                                       KPCB VII Associates and KPCB IX
                                       Associates. Mr. Hearst disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII, KPCB ZF II and KPCB
                                       IX Associates.

                                7      SOLE DISPOSITIVE POWER              -0-

                                8      SHARED DISPOSITIVE POWER
                                       10,903,125 shares of which 10,557,423
                                       shares are directly held by KPCB VII and 270,702 shares are directly held by KPCB ZF II and 75,000 shares are directly held by KPCB IX Associates. KPCB VII Associates is the general partner of KPCB VII and KPCB ZF II. Mr. Hearst is a general partner of KPCB VII Associates and KPCB IX Associates. Mr. Hearst disclaims beneficial ownership of the shares held directly by KPCB VII, KPCB ZF II and KPCB IX Associates.

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH           10,903,125
             REPORTING PERSON

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                 / /
             EXCLUDES CERTAIN SHARES*

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            21.1%

    12       TYPE OF REPORTING PERSON*                                     IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 48203R104                 13G                    Page 8 of 19 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                      VINOD KHOSLA

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                     (a) / /     (b) /X/

     3       SEC USE ONLY

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      United States

                                5      SOLE VOTING POWER                -0-
        NUMBER OF
          SHARES                6      SHARED VOTING POWER
       BENEFICIALLY                    10,903,125 shares of which 10,557,423
         OWNED BY                      shares are directly held by KPCB VII and
           EACH                        270,702 shares are directly held by KPCB
        REPORTING                      ZF II and 75,000 shares are directly held
       PERSON WITH                     by KPCB IX Associates, LLC a California
                                       limited liability company ("KPCB IX
                                       Associates"). KPCB VII Associates is the general partner of KPCB VII and KPCB ZF
                                       II. Mr. Khosla is a general partner of
                                       KPCB VII Associates and KPCB IX
                                       Associates. Mr. Khosla disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII, KPCB ZF II and KPCB
                                       IX Associates.

                                7      SOLE DISPOSITIVE POWER              -0-

                                8      SHARED DISPOSITIVE POWER
                                       10,903,125 shares of which 10,557,423
                                       shares are directly held by KPCB VII and 270,702 shares are directly held by KPCB ZF II and 75,000 shares are directly held by KPCB IX Associates. KPCB VII Associates is the general partner of KPCB VII and KPCB ZF II. Mr. Khosla is a general partner of KPCB VII Associates and KPCB IX Associates. Mr. Khosla disclaims beneficial ownership of the shares held directly by KPCB VII, KPCB ZF II and KPCB IX Associates.

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        10,903,125

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                   / /
             EXCLUDES CERTAIN SHARES*

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              21.1%

    12       TYPE OF REPORTING PERSON*                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 48203R104                 13G                    Page 9 of 19 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                      JOSEPH LACOB

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                     (a) / /     (b) /X/

     3       SEC USE ONLY

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      UNITED STATES

                                5      SOLE VOTING POWER                   -0-

        NUMBER OF
          SHARES                6      SHARED VOTING POWER
       BENEFICIALLY                    10,903,125 shares of which 10,557,423
         OWNED BY                      shares are directly held by KPCB VII and
           EACH                        270,702 shares are directly held by KPCB
        REPORTING                      ZF II and 75,000 shares are directly held
       PERSON WITH                     by KPCB IX Associates, LLC a California
                                       limited liability company ("KPCB IX
                                       Associates"). KPCB VII Associates is the general partner of KPCB VII and KPCB ZF
                                       II. Mr. Lacob is a general partner of
                                       KPCB VII Associates and KPCB IX
                                       Associates. Mr. Lacob disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII, KPCB ZF II and KPCB
                                       IX Associates.

                                7      SOLE DISPOSITIVE POWER             -0-

                                8      SHARED DISPOSITIVE POWER
                                       10,903,125 shares of which 10,557,423
                                       shares are directly held by KPCB VII and 270,702 shares are directly held by KPCB ZF II and 75,000 shares are directly held by KPCB IX Associates. KPCB VII Associates is the general partner of KPCB VII and KPCB ZF II. Mr. Lacob is a general partner of KPCB VII Associates and KPCB IX Associates. Mr. Lacob disclaims beneficial ownership of the shares held directly by KPCB VII, KPCB ZF II and KPCB IX Associates.

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH             10,903,125
             REPORTING PERSON

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                   / /
             EXCLUDES CERTAIN SHARES*

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              21.1%

    12       TYPE OF REPORTING PERSON*                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 48203R104                 13G                    Page 10 of 19 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                      BERNARD LACROUTE

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                     (a) / /     (b) /X/

     3       SEC USE ONLY

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      UNITED STATES

                                5      SOLE VOTING POWER                  -0-
        NUMBER OF
          SHARES                6      SHARED VOTING POWER
       BENEFICIALLY                    10,828,125 shares of which 10,557,423
         OWNED BY                      shares are directly held by KPCB VII and
           EACH                        270,702 shares are directly held by KPCB
        REPORTING                      ZF II and KPCB VII Associates is the
       PERSON WITH                     general partner of KPCB VII and KPCB ZF
                                       II. Mr. Lacroute is a general partner of KPCB VII Associates. Mr. Lacroute disclaims beneficial ownership of the shares held directly by KPCB VII and KPCB
                                       ZF II.

                                7      SOLE DISPOSITIVE POWER              -0-

                                8      SHARED DISPOSITIVE POWER
                                       10,828,125 shares of which 10,557,423
                                       shares are directly held by KPCB VII and 270,702 shares are directly held by KPCB ZF II. KPCB VII Associates is the general partner of KPCB VII and KPCB ZF II. Mr. Lacroute is a general partner of KPCB VII Associates. Mr. Lacroute disclaims beneficial ownership of the shares held directly by KPCB VII and KPCB ZF II.

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH            10,828,125
             REPORTING PERSON

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                  / /
             EXCLUDES CERTAIN SHARES*

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             20.9%

    12       TYPE OF REPORTING PERSON*                                      IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 48203R104                 13G                    Page 11 of 19 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                      JAMES LALLY

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                     (a) / /     (b) /X/

     3       SEC USE ONLY

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      UNITED STATES

                                5      SOLE VOTING POWER                  -0-

        NUMBER OF
          SHARES                6      SHARED VOTING POWER
       BENEFICIALLY                    10,828,125 shares of which 10,557,423
         OWNED BY                      shares are directly held by KPCB VII and
           EACH                        270,702 shares are directly held by KPCB
        REPORTING                      ZF II. KPCB VII Associates is the general
       PERSON WITH                     partner of KPCB VII and KPCB ZF II. Mr.
                                       Lally is a general partner of KPCB VII
                                       Associates. Mr. Lally disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII and KPCB ZF II.

                                7      SOLE DISPOSITIVE POWER              -0-

                                8      SHARED DISPOSITIVE POWER

                                       10,828,125 shares of which 10,557,423
                                       shares are directly held by KPCB VII and 270,702 shares are directly held by KPCB ZF II. KPCB VII Associates is the general partner of KPCB VII and KPCB ZF II. Mr. Lally is a general partner of KPCB VII Associates and KPCB IX Associates. Mr. Lally disclaims beneficial ownership of the shares held directly by KPCB VII and KPCB ZF II.

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                        10,828,125

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                   / /
             EXCLUDES CERTAIN SHARES*

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              20.9%


    12       TYPE OF REPORTING PERSON*                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 48203R104                 13G                    Page 12 of 19 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                      DOUGLAS MACKENZIE

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                     (a) / /     (b) /X/

     3       SEC USE ONLY

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      UNITED STATES

                                5      SOLE VOTING POWER                  -0-

        NUMBER OF
          SHARES                6      SHARED VOTING POWER
       BENEFICIALLY                    10,903,125 shares of which 10,557,423
         OWNED BY                      shares are directly held by KPCB VII and
           EACH                        270,702 shares are directly held by KPCB
        REPORTING                      ZF II and 75,000 shares are directly held
       PERSON WITH                     by KPCB IX Associates, LLC a California
                                       limited liability company ("KPCB IX
                                       Associates"). KPCB VII Associates is the general partner of KPCB VII and KPCB ZF
                                       II. Mr. MacKenzie is a general partner of KPCB VII Associates and KPCB IX
                                       Associates. Mr. MacKenzie disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII, KPCB ZF II and KPCB
                                       IX Associates.

                                7      SOLE DISPOSITIVE POWER               -0-

                                8      SHARED DISPOSITIVE POWER

                                       10,903,125 shares of which 10,557,423
                                       shares are directly held by KPCB VII and 270,702 shares are directly held by KPCB ZF II and 75,000 shares are directly held by KPCB IX Associates. KPCB VII Associates is the general partner of KPCB VII and KPCB ZF II. Mr. MacKenzie is a general partner of KPCB VII Associates and KPCB IX Associates. Mr. MacKenzie disclaims beneficial ownership of the shares held directly by KPCB VII, KPCB ZF II and KPCB IX Associates.

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH            10,903,125
             REPORTING PERSON

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                  / /
             EXCLUDES CERTAIN SHARES*

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             20.1%

    12       TYPE OF REPORTING PERSON*                                      IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 48203R104                 13G                    Page 13 of 19 Pages


     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                      E. FLOYD KVAMME

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A
             GROUP*                                     (a) / /     (b) /X/

     3       SEC USE ONLY

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      UNITED STATES

                                5      SOLE VOTING POWER                 -0-

        NUMBER OF               6      SHARED VOTING POWER
          SHARES                       10,828,125 shares of which 10,557,423
       BENEFICIALLY                    shares are directly held by KPCB VII and
         OWNED BY                      270,702 shares are directly held by KPCB
           EACH                        partner of KPCB VII and KPCB ZF II. Mr.
        REPORTING                      Kvamme is a general partner of KPCB VII
       PERSON WITH                     Associates. Mr. Kvamme disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VII and KPCB ZF II.

                                7      SOLE DISPOSITIVE POWER              -0-

                                8      SHARED DISPOSITIVE POWER
                                       10,828,125 shares of which 10,557,423
                                       shares are directly held by KPCB VII and 270,702 shares are directly held by KPCB ZF II. KPCB VII Associates is the general partner of KPCB VII and KPCB ZF II. Mr. Kvamme is a general partner of KPCB VII Associates and KPCB IX Associates. Mr. Kvamme disclaims beneficial ownership of the shares held directly by KPCB VII and KPCB ZF II.

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH           10,828,125
             REPORTING PERSON

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                 / /
             EXCLUDES CERTAIN SHARES*

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9            20.9%

    12       TYPE OF REPORTING PERSON*                                     IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                            Page 14 of 19 Pages

     ITEM 1(a)       NAME OF ISSUER:

                     Juniper Networks, Inc.

     ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     385 Ravendale Drive
                     Mountain View, CA 94043

   ITEM 2(a)-(c)     NAME OF PERSON FILING:

                     This statement is being filed by KPCB VII Associates, whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VII Associates are set forth on Exhibit B hereto.
                     KPCB VII Associates is general partner of KPCB VII and KPCB ZF II.

     ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(e)       CUSIP NUMBER:

                     48203R104

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See Items 5-11 of cover sheets hereto.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable.

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                     ANOTHER PERSON.

                     Under certain circumstances set forth in the limited partnership agreements of KPCB VII and KPCB ZF II, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Juniper Networks, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                     GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable

                                                           Page 15 of 19 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 14, 2000


BROOK H. BYERS                            KPCB VII ASSOCIATES, L.P., A
KEVIN R. COMPTON                          CALIFORNIA LIMITED
L. JOHN DOERR                             PARTNERSHIP
WILLIAM R. HEARST III
VINOD KHOSLA
E. FLOYD KVAMME
JOSEPH S. LACOB
BERNARD J. LACROUTE
JAMES P. LALLY
DOUGLAS P. MACKENZIE

Signature:     /s/ Michael S. Curry      Signature:        /s/ Brook H. Byers
               --------------------                        ------------------
               Michael S. Curry                            A General Partner
               Attorney-in-Fact

                                          KLEINER PERKINS CAUFIELD & BYERS VII,
                                          L.P., A CALIFORNIA LIMITED PARTNERSHIP

                                          By KPCB VII Associates, L.P., a
                                          California Limited Partnership, its
                                          General Partner

                                          Signature:     /s/ Brook H. Byers
                                                         ------------------
                                                         A General Partner

                                                           Page 16 of 19 Pages

                                 EXHIBIT INDEX


                                                               FOUND ON
                                                             SEQUENTIALLY
EXHIBIT                                                      NUMBERED PAGE
-------                                                      -------------
Exhibit A:  Agreement of Joint Filing                               17

Exhibit B:  List of General Partners of KPCB VII Associates         18

                                                           Page 16 of 19 Pages

                                   EXHIBIT A

                           Agreement of Joint Filing

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 14, 2000, containing the information required by Schedule 13G, for the Shares of Juniper Networks, Inc., held by Kleiner Perkins Caufield & Byers VII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:      February 14, 2000


BROOK H. BYERS                            KPCB VII ASSOCIATES, L.P., A
KEVIN R. COMPTON                          CALIFORNIA LIMITED
L. JOHN DOERR                             PARTNERSHIP
WILLIAM R. HEARST III
VINOD KHOSLA
E. FLOYD KVAMME
JOSEPH S. LACOB
BERNARD J. LACROUTE
JAMES P. LALLY
DOUGLAS P. MACKENZIE

Signature:     /s/ Michael S. Curry       Signature:      /s/ Brook H. Byers
               --------------------                       ------------------
               Michael S. Curry                           A General Partner
               Attorney-in-Fact
                                          KLEINER PERKINS CAUFIELD & BYERS VII,
                                          L.P., A CALIFORNIA LIMITED PARTNERSHIP

                                          By KPCB VII Associates, L.P., a
                                          California Limited Partnership, its
                                          General Partner

                                          Signature:     /s/ Brook H. Byers
                                                         ------------------
                                                         A General Partner

                                   EXHIBIT B

                              GENERAL PARTNERS OF
             KPCB VII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

         Set forth below, with respect to each general partner of KPCB VII Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.       (a)      Brook H. Byers *
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

2.       (a)      Kevin R. Compton *
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

3.       (a)      L. John Doerr *
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

4.       (a)      William R. Hearst III *
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

5.       (a)      Vinod Khosla *
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

6.       (a)      E. Floyd Kvamme
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

7.       (a)      Joseph S. Lacob *
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

8.       (a)      Bernard J. Lacroute
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

9.       (a)      James P. Lally
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

10.      (a)      Douglas P. MacKenzie *
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

* Individual is also a manager of KPCB IX Associates, LLC, a California limited liability company.